Exhibit 99.1

Investor Contact:	Media Contact:
Jill Hennessey	Kristen Baird Adams
216-222-9253	216-222-8202
jill.hennessey@nationalcity.com	kristen.bairdadams@nationalcity.com
NATIONAL CITY TO MERGE NATIONAL HOME EQUITY INTO NATIONAL CITY
MORTGAGE COMPANY
CLEVELAND, Ohio, August 16, 2007 — In a move to streamline its mortgage operations, National City Corporation today announced that it is integrating its National Home Equity business unit into National City Mortgage Company.
National City continues to offer home mortgage and equity lines and loans directly to customers through its more than 1,300 retail bank branches. In addition, National City Mortgage continues to originate first mortgage loans through National City’s bank branches, more than 400 retail mortgage branches and a wholesale and correspondent lending network.
As part of the integration of National Home Equity into National City Mortgage, certain National Home Equity account executives and sales managers will join National City Mortgage’s wholesale division, where they will market a full set of mortgage products. The remaining NHE sales and support positions will be eliminated. National City will provide resources and support to those affected.
National Home Equity, which originates home equity loans and lines of credit through a third party broker network, on Aug. 6 suspended approvals of new home equity loans and lines of credit as conditions tightened in secondary mortgage markets into which those loans were sold pursuant to its originate and sell strategy. National City Mortgage intends to resume home equity originations as market conditions warrant.
“While we cannot predict with any certainty when the markets will begin to function more normally, we believe that the reduction in marketability of many mortgage products will continue for some time,” said National City Vice Chairman and Chief Financial Officer Jeffrey D. Kelly. “The integration of National Home Equity into National City Mortgage is among a number of steps we have taken to help navigate changing conditions in the mortgage markets.”
“This decision was not taken lightly as it impacts many of our colleagues whose hard work and dedication helped drive profitable growth during the mortgage and refinancing boom in recent years,” Kelly said. “We thank them for their many contributions to our success. We are continuing to closely monitor the market and will continue to take steps to ensure originations are appropriately in line with market conditions.”

About National City
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive distribution network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its primary businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information, visit the company’s Web site at www.nationalcity.com.